U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2004

BIOVEST INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-11480	41-1412084
(Commission File Number)	(I.R.S. Employer Identification Number)

8500 Evergreen Blvd. NW

Minneapolis, MN 55433

(Address of Principal Executive Office) (Zip Code)

763-786-0302

(Registrant’s Telephone Number, Including Area Code)

540 Sylvan Avenue, Englewood Cliffs, NJ 07632

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Ratification of Appointment of Certifying Accounting Firm

In accordance with the Company’s proxy, on November 30,2004 the Company’s stockholders ratified the appointment of Aidman Piser & Company P.A. as the Company’s independent auditors for fiscal years 2003 and 2004. In July 2003, the Board of Directors had appointed Aidman Piser & Company P.A. as independent auditors of the Company for fiscal 2003 and 2004. The Company has had no disagreements with Aidman Piser & Company P.A. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Item 5.02 Resignation of Director; Hiring of Chief Operating Officer, Election of Directors

On November 30, 2004, our Board of Directors approved the hiring of Carl Cohen, Ph.D., age 58, as the Company’s Chief Operating Officer, and authorized management to finalize a compensation package including base salary of $230,000, bonus of up to 30% of his base salary, and stock options in our parent corporation. We have entered into a Confidentiality and Non-Compete Agreement with Dr. Cohen, but the parties have not entered into a formal written employment agreement. Dr. Cohen has more than 25 years of biomedical research and management expertise. Most recently he was Vice President, Research at Acumen Sciences LLC, a life sciences advisory company. There he was responsible for planning and implementation of Acumen’s Discovery Research service offerings. Prior to joining Acumen, since 1997 he held senior management positions at biotechnology companies in the greater Boston area including Vice President for Research and Development at Creative BioMolecules. Prior to joining Creative BioMolecules Dr. Cohen served as Chief of the Division of Cellular and Molecular Biology and Acting Chair of the Department of Biomedical Research at St. Elizabeth’s Medical Center of Boston. During that same period Dr. Cohen also held the positions of Professor of Medicine and Professor of Anatomy and Cellular Biology at Tufts University School of Medicine. Dr. Cohen’s educational background includes a BA in Physics (Magna cum laude) from Boston University, Masters and Ph.D. degrees in Physics from Harvard University, and three years as an NIH Fellow and Research Associate at Harvard University’s Department of Cell and Developmental Biology.

On November 30, 2004, Dr. Christopher Kyriakides, Co-Vice Chairman and Director of the Company, submitted his resignation as Director of the Company and withdrew his name from nomination for election as a Director at the 2004 Annual Meeting of Shareholders. Dr. Kyriakides indicated that his resignation was the result of his belief that communication between himself and the Board has been lacking. Because the resignation was submitted too late to allow an alternate candidate to be properly nominated for election to the Board, there is a vacancy on the Board. An announcement was made at the Annual Meeting of Shareholders requesting submission of Curriculum Vitae from shareholders in order to allow the Board to consider candidates and to appoint a new Director from the minority shareholder group.

In accordance with the Company’s proxy, on November 30,2004, at the annual meeting of stockholders, the Company’s stockholders elected the following individuals to serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified: Dr. Steven Arikian, Dr. Francis O’Donnell, Dr. Stephane Allard, Martin Baum, Dr. Raphael Mannino, Peter Pappas, Dr. Christopher Chapman, Nicholas Leb, Dr. Jeffrey Scott, and Robert Weiss. Each of the individuals elected was serving as a director of the Company prior to his re-election as a Director.

Item 5.03 Amendment of Certificate of Incorporation & Bylaws

In accordance with the Company’s proxy, on November 30, 2004 our shareholders voted to adopt amendments to the Company’s Certificate of Incorporation, as follows:

1)	increasing the authorized capital stock of the Company from sixty million shares (fifty million shares of common stock, $0.01 par value and ten million shares of preferred stock, $0.01 par value) to three hundred fifty million shares (three hundred million shares of common stock, $0.01 par value and fifty million shares of preferred stock, $0.01 par value); and

2)	eliminating the classification of the Board of Directors and providing that all Directors be elected to one-year terms at each annual meeting of shareholders.

The Company’s shareholders also voted to adopt revised Bylaws reflecting the elimination of the classified Board of Directors. These changes have been implemented by the preparation and submission of an Amended Certificate of Incorporation with the Delaware Secretary of State, Corporations Division and by amendment of the Company’s Bylaws.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

5.02.1	Confidentiality & Non-Compete Agreement with Carl Cohen, Ph.D.

5.03.1	Amended Certificate of Incorporation

5.03.2	Amended Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOVEST INTERNATIONAL, INC.
(Registrant)

Date: December 2, 2004	/s/ James A. McNulty
James A. McNulty, CFO
Chief Financial Officer